VIII. APPENDIX B: CODE OF ETHICS
A. Introduction

High ethical standards are essential for the success of the Firm and to maintain the confidence of our clients. Our long-term business interests are best served by adherence to the principle that clients' interests always come first. Del Mar has a fiduciary duty to its clients which requires individuals associated with our Firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Del Mar's fiduciary obligations to its clients and Del Mar's desire to maintain high ethical standards, Del Mar has adopted this Code of Ethics (the "Code") containing provisions designed to identify conflicts of interest, prevent improper personal trading, and provide a means to resolve any actual or potential conflicts with the interests of our clients. The Code incorporates the following general principles which all Employees are expected to uphold:

•We must at all times place the interests of our clients first.

•Portfolio Managers must avoid any conflict of interest that may arise between our fiduciary responsibilities to our investors and his or hers own personal interests.

•All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee's position of trust and responsibility.

•Employees must not take any inappropriate advantage of their positions at the Firm.

•Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

•Independence in the investment decision-making process must be maintained at all times.

•We uphold and promote a culture of integrity, honesty and responsibility for taking personal actions that are in the best interests of our firm and our clients and for being held accountable for our actions and decisions.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by Del Mar. If you violate this Code or any other firm policy, you will be subject to the full range of disciplinary sanctions, including termination of your employment with Del Mar. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, the Chief Investment Officer or the CEO. These officers are charged with the administration of this Code and have general compliance responsibility for Del Mar. They may offer guidance on securities laws and acceptable practices and/or refer the matter to the Firm's legal counsel.

B. Definitions

"Access Person" shall mean any employee that is responsible for any of the following activities; investment research, trading, portfolio management, securities operations, investor relations, marketing, securities accounting, and/or financing.

"Employees" shall mean all of the Firm's supervised persons, including the Firm's directors, officers, and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control.

"Beneficial ownership" includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from a personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a) (2) under the Securities Exchange Act of 1934.

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"Personal Account" means any securities account in which an Employee has any beneficial ownership and includes any personal account of an Employee's immediate family member (including any relative by blood or marriage either living in the Employee's household or financially dependent on the Employee).

"Covered Securities" includes all securities defined as such under the Investment Advisers Act of 1940 (the "Advisers Act"), and includes:

•equity securities;

•Options on securities, on indices, and on currencies;

The term "covered securities," however, does not include the following:

•Direct obligations of the U.S. government (e.g., treasury securities), corporate or municipal debt;

•Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•Shares issued by money market funds;

•Shares of open-end or closed-end mutual funds, including ETF's; that are not advised or sub-advised by the Firm (or the Firm's affiliate); and

•Shares issued by unit investment trusts that are invested exclusively in one or more open- end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates).

"Private Placement" shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) of the Securities Act.

"Automatic Investment Plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans

C. Transactions in Personal Accounts

Pre-Approval of Transactions in Covered Securities. All Access Persons who maintain a brokerage account for themselves or a family member must utilize the firm's electronic personal compliance system, Compliance 11. This requires the Access Person to establish a userid and to update their Compliance 11 profile with the names of their brokers and ALL of their respective brokerage account numbers over which they exercise control. Any Access Person who does not maintain a brokerage account is required to sign (and confirm annually) a waiver with respect to the firm's personal trading policies and the Compliance 11 system. All requests for any securities trading in a personal account must be entered into the Compliance 11 System. Once entered, the proposed trade will be reviewed and approved by the head trader (or his designee) and the Chief Compliance Officer BEFORE the Access Person is allowed to execute the proposed trade. Approval notifications will be sent electronically to the Access Person by the Chief Compliance Officer via the Compliance 11 System. Each Access Person has an affirmative obligation to notify the Compliance Officer promptly if the Access Person opens any new account with a broker for themselves or a family member or moves an existing account to a different broker or custodian. (Amended 12-12-12). Any approval given under this paragraph for the proposed trade will expire at the end of the business day. All trades submitted by an access person to their designated broker for execution are expected to be executed that day. In some instances, an external broker may require one or more days to fully execute an order given market/liquidity considerations on a given trade. If a personal trade is approved by the Head Trader and is not submitted for execution by the end of the business day, the approval will be rescinded and the Access Person must resubmit the trade pre-approval form. (Amended 6-30-07).

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Trading on the Same Day As Clients. If the Head trader (or his designee) determines that a client account will be trading in the same security on the same day as the proposed employee transaction, then the employee will not be allowed to trade that security and must resubmit the Pre-Approval Form through Compliance 11, the Firm's digital transaction reporting system. An exception will be granted on those days where the client account is trading a basket of securities, which may include the security designated in the employee transaction.

Initial Public Offerings. Portfolio Managers, which are 'restricted persons' under NASD Rule 2790, shall not participate directly or indirectly in any security offered as part of an initial public offering.

Pre-Approval of Transactions in Private Placements. Employees shall not acquire beneficial ownership in a private placement of securities unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the Employee by virtue of his or her position with Del Mar.

D. Exceptions to the Pre-Approval Process

The following transactions are exempt from the pre-approval requirements.

•Transactions or accounts managed by an outside unaffiliated advisor

•Transactions in which the Employee has no direct or indirect influence or control.

•Involuntary corporate actions and dividend reinvestment programs

•Transactions pursuant to an automatic investment plan.

•Any securities transactions involving a mutual fund (as defined by the Investment Company Act of 1940), ETF's, bank certificates of deposit, shares of unit investment trusts, variable annuities (and life products) or United States Government securities.

E. Outside Business Activities

Employees will not engage in business activity for compensation, without the approval of the CEO. Employees shall, upon commencement of employment with Del Mar, disclose any outside business activities in which the Employee has a significant role or interest by completing the Conflicts Questionnaire Supplement, a copy of which is attached hereto as Exhibit D.

F. Conflicts of Interest

To avoid the appearance of a conflict of interest, an Access Person should consider as a conflict any investment recommendation between the Fund(s) and (i) themselves or a family member, (ii) any entity in which they or a relative is a trustee director, officer, employee, consultant or agent, or (iii) any entity in which they or a relative or close associate has a financial interest. The access person has the burden of obligation to disclose to the Investment Committee any material facts as to his or her relationship or interest before such an investment recommendation can be acted upon. (Amended March, 2008)

G. Gifts and Entertainment

Employees are allowed to accept or give nominal gifts, gratuities or other items with persons, broker dealers or entities that conduct business on behalf of the Firm. Employees shall not provide or accept extravagant or excessive entertainment from persons who conduct or seek to conduct business with the company. Employees may provide or accept a business entertainment event, such as a meal or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. (Amended March, 2008)

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H. Compliance with Procedures, Regulations and Governing Laws

•Each Employee shall have and maintain knowledge of and shall comply with the Code of Ethics.

•Each Employee having supervisory responsibility shall exercise reasonable supervision over Employees subject to their control with a view to preventing any violation by such persons of applicable rules and regulations, corporate procedures or the provisions within Code.

•Each Employee shall have and maintain knowledge of and comply with all applicable federal and state laws and all rules and regulations of any government agency that governs his/her behavior as an Employee of the Firm. In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

•Any Employee obtaining evidence that an act occurred, which may be in violation of applicable statutes, regulations or provisions of this Code, must immediately report such evidence to the Compliance Officer, the Chief Investment Officer and/or the CEO of Del Mar. Such action by the Employee will remain confidential. Failure to report violations may result in disciplinary actions including termination.

I. Oversight of the Code of Ethics

•Acknowledgment. The Firm will provide each Employee with a copy of the Code of Ethics and Compliance Manual and any amendments. All Employees are required annually to acknowledge the receipt and familiarity with the firm's compliance manual including the provisions of this Code of Ethics. This acknowledgement form can be accessed in the Compliance 11 system. All employees are required to to complete this electronic form annually.

•Review of Transactions.. Any personal transaction(s) that are believed to be in violation of this Code of Ethics will be result in a notification to the affected Access Person and reported promptly by the Compliance Officer to the CEO of Del Mar.

•Sanctions. The Management Committee of Del Mar, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things: disgorgement of profits, suspension, fines, termination of employment with Del Mar, and/or criminal or civil penalties.

•Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Employee or any personal securities transaction of an Employee from any provision of this Code of Ethics if the Compliance Officer determines that such exemption would not be against the interests of any client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

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J. Recordkeeping

The Compliance Officer shall keep in an easily accessible place for at least five (5) years:

•A copy of the Code that is in effect, or at any time within the past five (5) years was in effect;

•A record of any violation of the Code, and of any action taken as a result of the violation;

•A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five (5) years was, an Employee;

•A record of the names of persons who are currently, or within the past five (5) years were, Employees;

•A record of any decision, and the reasons supporting the decision, to approve the acquisition of a limited offering or of an IPO for non-portfolio manager Employees;

•A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception; and

•A record of all completed pre-clearance forms.

These books and records must be maintained by the Firm in an easily accessible place for at least five (5) years from the end of the fiscal year during which the record was created, the first two (2) years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of our Code in Part II of our Form ADV and, upon request, furnish investors in the Funds with a copy of the Code. The Compliance Officer will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors who request a copy.

K. Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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